Exhibit 3.6

葫芦岛七彩蓝莎建筑装饰工程有限公司
章程修正案
Huludao Qicailansha Building Decoration Engineering LLC
Amendment to the Articles of Association

根据《公司法》和公司章程，公司于2011年12月7日召开2011年股东会第二次临时会议，同意修改公司章程，修改如下：
According to Company Law and Articles of Association, the second interim meeting of 2011 Shareholders Meeting held by the company on December 7, 2011, to amend the articles of association as follow:

一、原第一章第二条：公司名称：葫芦岛七彩蓝莎建筑装饰工程有限公司（以下简称公司）。
The article 2 in chapter 1 of the original articles of association：name of the company： Huludao Qicailansha Building Decoration Engineering LLC（Hereinafter referred to as “the company”）

现修改为：公司名称：葫芦岛鹤锋救援设备有限公司（以下简称公司）。
Now revised to: name of the company： Huludao Hefeng Rescue Equipment Co., Ltd. （Hereinafter referred to as “the company”）

二、原第七章第三十条为：公司设执行董事，由股东会选举或更换。执行董事每届任期三年，届满连任。
The article 30 in chapter 7 of the original articles of association：The company shall establish executive director, which is elected or replaced by the Shareholders Meeting. The executive director is elected for a term of three years and when the term expires, re-election of the same person is possible.
现修改为：公司设执行董事、法定代表人一人，经股东会选举由朱宝元担任。执行董事、法定代表人每届任期三年，届满连任。
Now revised to: Baoyuan Zhu, is elected to be executive director and legal representative by the Shareholders Meeting. The executive director and legal representative is elected for a term of three years and when the term expires, re-election of the same person is possible.

法定代表人签字：
Signature of legal representative:

全体股东签字：
Signature of all the shareholders:

葫芦岛七彩蓝莎建筑装饰工程有限公司
Huludao Qicailansha Building Decoration Engineering LLC
2011年12月7日
December 7, 2011